As filed with the Securities and Exchange Commission on July 15, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ISCO INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3688459
(State or other Jurisdiction of Incorporation)	(I.R.S Employer Identification No.)

1001 Cambridge Drive

Elk Grove Village, Illinois 60007

(Address of Principal Executive Offices)

ISCO International, Inc. Stock Option Award Agreement

(Full Title of the Plan)

Mr. John S. Thode

Chief Executive Officer

ISCO International, Inc.

1001 Cambridge Drive

Elk Gove Village, Illinois 60007

(847) 391-9400

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

COPIES TO:

Barry M. Abelson, Esquire Pepper Hamilton LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, Pennsylvania 19103-2799 (215) 981-4000	Michael P. Gallagher, Esquire Pepper Hamilton LLP 1235 Westlakes Drive Suite 400 Berwyn, Pennsylvania 19312 (610) 640-7800

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.001 par value (2)(3)	1,550,000	$.27	(4)	$418,500	(4)	$49.26	(4)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the ISCO International, Inc.’s common stock that become issuable by reason of any stock dividend, stock-split, recapitalization or other similar transaction effected with the receipt of consideration that increases the number of the ISCO International’s outstanding shares of common stock.
(2)	Includes rights to purchase ISCO International, Inc. Series A Junior Participating Preferred Stock, or Rights. Prior to the occurrence of certain events, the Rights will not be exercisable or evidence separately from ISCO International common stock.
(3)	The common stock to be registered is common stock underlying the following plan:

Name of Plan	Name of Optionee	Date of Plan	Underlying Shares
ISCO International, Inc. Non-Qualified Stock Option Award Agreement	John S. Thode	January 11, 2005	1,500,000

(4)	The amount is based on the average of the high and low sales price per share of ISCO International’s common stock on the American Stock Exchange on July 14, 2005 and is used solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register up to 1,550,000 shares of its $0.001 par value common stock (the “Common Stock”) for issuance under the ISCO International, Inc. Non-Qualified Stock Option Award Agreement between ISCO International, Inc. and John S. Thode.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The information required by Part I of Form S-8 is included in documents to be given to the recipient of the securities registered hereby in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

ISCO International, Inc. (the “Company”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). These documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of other documents required to be delivered to employees of the under Rule 428(b). Requests should be directed to ISCO International, Inc., 1001 Cambridge Drive, Elk Grove Village, Illinois 60007, Attention: Frank Cesario; telephone number (847) 391-9400.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by us with the Securities and Exchange Commission (the “Commission) are incorporated in this prospectus by reference:

1.	The Annual Report on Form 10-K for our fiscal year ended December 31, 2004, as amended.

2.	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

3.	The Company’s Definitive Additional Proxy Materials filed November 9, 2004.

4.	The Company’s Current Reports on Form 8-K filed on January 7, 2005, January 12, 2005, January 14, 2005, January 20, 2005, February 4, 2005, February 15, 2005, April 20, 2005, and June 22, 2005.

5.	The Company’s Registration Statement on Form 8-A filed on June 6, 2002 describing the terms, rights and provisions applicable to the common stock, including any amendments or reports filed for the purpose of updating such description; and

In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of the Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 9 of our Certificate of Incorporation provides that we shall indemnify our directors to the full extent permitted by the General Corporation Law of the State of Delaware and may indemnify our officers and employees to such extent, except that we shall not be obligated to indemnify any such person

(1) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (2) for any amounts paid in settlement of an action indemnified against by us without our prior written consent. We have entered into indemnity agreements with each of our directors and officers. These agreements may require us, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, as the case may be, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification and to obtain directors’ and officers’ liability insurance if available on reasonable terms.

In addition, Article 8 of our Certificate of Incorporation provides that a director of ours shall not be personally liable to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or (4) for any transaction from which the director derives an improper personal benefit.

Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

We have obtained a directors’ and officers’ liability insurance policy which entitles us to be reimbursed for certain indemnity payments it is required or permitted to make to our directors and officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits filed as part of this registration statement are as follows:

Exhibit	Description
5.1*	Opinion of Pepper Hamilton LLP regarding legality of securities being registered

10.1	ISCO International, Inc. Non-Qualified Stock Option Award Agreement, dated January 11, 2005 between ISCO International, Inc. and John Thode (1) (Exhibit A)

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Pepper Hamilton LLP (included in our Opinion filed as Exhibit 5.1 hereto)

24.1*	Powers of Attorney (included on signature page)

*	Filed herewith.
(1)	Filed as Exhibit A to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on January 12, 2005.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraph (1)(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, ISCO International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Elk Grove Village, Illinois on July 15, 2005.

ISCO INTERNATIONAL, INC.

By:	/s/ John S. Thode
John S. Thode
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints John Thode and Frank Cesario, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement and a related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and in each case to file the same, with all exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John S. Thode John S. Thode	Chief Executive Officer and Director (Principal Executive Officer)	July 15, 2005

/s/ Frank Cesario Frank Cesario	Chief Financial Officer (Principal Financial and Accounting Officer)	July 15, 2005

/s/ Stuart Chase Van Wagenen Stuart Chase Van Wagenen	Chairman of the Board of Directors	July 15, 2005

/s/ Amr Abdelmonem Amr Abdelmonem	Chief Technology Officer and Director	July 15, 2005

/s/ George M. Calhoun George M. Calhoun	Director	July 15, 2005

/s/ Michael J. Fenger Michael J. Fenger	Director	July 15, 2005

/s/ James Fuentes James Fuentes	Director	July 15, 2005

/s/ Ralph Pini Ralph Pini	Director	July 15, 2005

/s/ Thomas L. Powers Thomas L. Powers	Director	July 15, 2005

EXHIBIT INDEX

Exhibit	Description
5.1	Opinion of Pepper Hamilton LLP regarding legality of securities being registered

23.1	Consent of Grant Thornton LLP

23.2	Consent of Pepper Hamilton LLP (included in our Opinion filed as Exhibit 5.1 hereto)

24.1	Powers of Attorney (included on signature page)